Exhibit 99.1

Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

News
Release

Date:	April 15, 2010

For Release:	Immediate

Contact:	Michael Burns (Media) (504) 576-4238 mburns@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary First Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects first quarter 2010 as-reported earnings of approximately $1.11 per share and operational earnings of approximately $1.32 per share compared to as-reported results of $1.20 per share and operational results of $1.29 per share in first quarter 2009.  Entergy also updated earnings guidance on an as-reported basis and affirmed previously issued operational earnings guidance for 2010.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items.
The special items included in first quarter as-reported results are due to:
•	Spin-off dis-synergies at Entergy Nuclear in 2009 and 2010;
•	Expenses for outside services to pursue the spin-off at Parent & Other, also in both quarters; and
•
An initial charge in connection with the unwind of the business infrastructure created for Enexus Energy Corporation and EquaGen LLC to reflect the write-off of certain capitalized costs incurred to date and other costs in 2010.

As plans to eliminate dis-synergies are implemented and known with more certainty, subsequent charges are expected to be recorded in future periods in accordance with generally accepted accounting principles for those items.

The increase in first quarter 2010 operational earnings was due primarily to improved results at the Utility and Parent & Other business segments partially offset by lower earnings at Entergy Nuclear.  First quarter 2010 earnings also reflected accretion from Entergy’s share repurchase programs.

Utility

The increase in Utility operational earnings in first quarter 2010 was driven by higher net revenue primarily due to increased sales volumes across all customer classes, including the effect of significantly colder-than-normal weather.  Partially offsetting higher Utility net revenue was an increase in non-fuel operation and maintenance expense and interest expense.

Entergy Nuclear

The quarter-over-quarter decrease in operational earnings at Entergy Nuclear was due primarily to lower net revenue, an increase in non-fuel operation and maintenance expense and a higher effective tax rate.  Decreased net revenue was attributable to lower pricing.  The primary driver of the higher effective tax rate was the result of recording an adjustment to income tax expense due to a change in tax law associated with the recently enacted federal healthcare legislation.  Higher other income associated with the decommissioning trusts served as a partial offset to decreased earnings.

Parent & Other

Lower interest expense contributed to the improvement in operational results at Parent & Other during the current quarter.  Beginning with first quarter 2010, Parent & Other includes the results from the non-nuclear wholesale assets business.

Earnings Guidance

Entergy revised its 2010 as-reported earnings guidance to a range of $5.95 to $6.80 per share from $6.15 to $6.95 per share to reflect the potential charge in connection with the previously announced business unwind of the internal organizations created for Enexus and EquaGen.  The total potential charge estimated at $0.40 to $0.45 per share includes previously identified special items for spin-off dis-synergies and expenses for outside services provided to pursue the spin-off, for which $0.25 per share had already been reflected in as-reported earnings guidance.

Entergy affirmed its previously issued 2010 operational earnings guidance range of $6.40 to $7.20 per share which was based on the current business structure and takes into consideration the significant decline in the average unsold energy price at Entergy Nuclear.  When the current year’s guidance was initiated in October 2009, the average published prices for the 2010 calendar year unsold energy assumed in guidance was $56 per MWh.  Market prices have since declined across the board, both in the near- and long-term, with 2010 now averaging near $40 per MWh.  Projections for revenues at Entergy Nuclear fluctuate daily based on commodity markets.  However, the long-term financial outlook for this business has varied in a relatively constant range over the course of this year from flat to more recently, a reduction.  While current forward prices would show a decline in the long-term outlook for Adjusted EBITDA1 compared to 2010, Entergy Nuclear offers a valuable option taking into consideration the higher longer-term prices in the forward curve, as well as the opportunity to benefit from the positive effects of an economic rebound, new environmental legislation, and/or regulation over the longer term.

1 Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, income taxes, depreciation and amortization and interest and dividend income, excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets.

           A teleconference will be held at 10:00 a.m. CT on Thursday, April 29, 2010, to discuss Entergy’s first quarter 2010 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 3884569, no more than 15 minutes prior to the start of the call.  The call and presentation slides can also be accessed via Entergy’s Web site at www.entergy.com.  A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 3884569.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations.  Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas.  Entergy has annual revenues of more than $10 billion and over 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties.  There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in Entergy’s Form 10-K for the year ended December 31, 2009, and Entergy’s other reports and filings made under the Securities Exchange Act of 1934, (b) uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and the January 2009 Arkansas ice storm and recovery of costs associated with restoration, and (c) legislative and regulatory actions, and conditions of the capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.